For Immediate Release

February 6, 2018

Cummins Announces Fourth Quarter and Full Year 2017 Results

•	Fourth quarter revenues of $5.5 billion, EBIT of 11.3 percent of sales

•	GAAP[1] Net Loss of $274 million, Diluted EPS Loss of $1.65

•	Full year revenues of $20.4 billion, EBIT of 12.0 percent of sales

•	GAAP Net Income of $999 million, Diluted EPS of $5.97

•	Fourth quarter and full year Diluted EPS negatively impacted by $4.68 and $4.65 as a result of charges related to the recently enacted U.S. Tax Cuts and Jobs Act

•	The company expects full year 2018 revenues to be up 4 to 8 percent, EBITDA expected to be in the range of 15.8 to 16.2 percent

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported results for the fourth quarter of 2017.

Fourth quarter revenues of $5.5 billion increased 22 percent from the same quarter in 2016. Strong demand for trucks, construction and mining equipment drove the majority of the revenue increase. Sales in North America and international markets both increased by 22 percent.

Earnings before interest and taxes (EBIT) in the fourth quarter were $620 million, or 11.3 percent of sales, up from $526 million or 11.7 percent of sales a year ago. EBIT was negatively impacted by $39 million as a result of charges incurred by unconsolidated joint ventures related to U.S. tax reform. Excluding the impact of tax reform, EBIT for the fourth quarter of 2017 was $659 million or 12.0 percent of sales.

Net income attributable to Cummins in the fourth quarter was a net loss of $274 million (a loss of $1.65 per diluted share), compared to net income of $378 million ($2.25 per diluted share). Fourth quarter net income included $777 million in one-time charges related to tax reform. Excluding the tax reform impact, net income attributable to Cummins in the fourth quarter was $503 million ($3.03 per diluted share), reflecting a 19.5 percent tax rate.

Revenues for the full year 2017 were $20.4 billion, 17 percent higher than 2016. Revenues in North America increased 15 percent and international sales increased 19 percent.

EBIT for the year was $2.4 billion or 12.0 percent of sales, or 12.2 percent of sales excluding charges related to tax reform. This compares to $2.0 billion or 11.4 percent of sales in 2016.

Net income attributable to Cummins for the full year was $999 million ($5.97 per diluted share), compared to $1.4 billion ($8.23 per diluted share) in 2016. Excluding charges totaling $777 million in connection with tax reform, full year net income attributable to Cummins was $1.8 billion ($10.62 per diluted share), with a full year tax rate of 24.5 percent.

“The Company delivered strong growth, solid profitability and record operating cash flow in 2017,” said Chairman and CEO Tom Linebarger. “We expect demand to remain strong in many of our core markets in 2018 and profitability to improve as a result of higher sales and continued execution of our cost reduction initiatives. The Company again plans to return at least 50 percent of Operating Cash Flow to shareholders in 2018.”

Based on the current forecast, Cummins expects full year 2018 revenues to be up 4 to 8 percent, and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) to be in the range of 15.8 to 16.2 percent of sales. EBITDA for the full year 2017 was 15.0 percent of sales, excluding the impact of US tax reform.

2017 Highlights:

•	The Company returned $1.2 billion or 51 percent of Operating Cash Flow to shareholders in the form of dividends and share repurchases

•
Cummins and Eaton (NYSE:ETN) partnered to form the Eaton Cummins Automated Transmission Technologies joint venture which will capitalize on the secular shift to more automated transmissions in commercial vehicle markets

•
The company announced a new electrified power partnership with GILLIG LLC to integrate and optimize new battery electric technology offered by Cummins that will soon power GILLIG zero-emissions transit buses

•	Cummins was named to Ethisphere’s 2017 list of World’s Most Ethical Companies for a 10th consecutive year by the Ethisphere Institute

•
DiversityInc named Cummins one of the Top 50 Companies for Diversity for the eleventh consecutive year. Cummins ranked No. 21 on the 2017 annual list, which included more than 1,000 participating companies

•
Cummins was one of a select number of companies named to the North American Index of the Dow Jones Sustainability Indices, a leading independent organization measuring corporate sustainability in the world.

Fourth quarter 2017 detail

Engine Segment

•	Sales - $2.3 billion, up 16 percent

•	Segment EBIT - $224 million, or 9.8 percent of sales, compared to $194 million or 9.9 percent of sales

•	Segment EBIT was negatively impacted by $23 million as a result of charges recorded by unconsolidated joint ventures related to recent U.S. tax reform

•	On-highway revenues increased 14 percent, and off-highway revenues increased 27 percent primarily due to increased global demand in truck and constructions markets

Distribution Segment

•	Sales - $1.9 billion, up 16 percent

•	Segment EBIT - $97 million, or 5.0 percent of sales, compared to $122 million or 7.3 percent of sales

•	Segment EBIT was negatively impacted by $4 million as a result of charges recorded by unconsolidated joint ventures related to recent U.S. tax reform

•	Revenues in North America increased by 21% and in international markets by 7%

Components Segment

•	Sales - $1.6 billion, up 32 percent

•	Segment EBIT - $168 million, or 10.8 percent of sales, compared to $140 million or 11.9 percent of sales

•	Segment EBIT was negatively impacted by $12 million as result of charges recorded by unconsolidated joint ventures related to recent U.S. tax reform

•	The Eaton Cummins Automated Transmission joint venture recorded sales of $95 million and an EBIT loss of $14 million in the fourth quarter

•
Revenues in North America increased by 35 percent, and international sales grew by 30 percent due to higher commercial truck production in North America and China as well as additional content in India with the introduction of Bharat Stage IV in 2017

Power Systems Segment

•	Sales - $1.1 billion, up 18 percent

•	Segment EBIT - $95 million, or 8.6 percent of sales, compared to $68 million, or 7.3 percent of sales

•	Increased demand in mining, oil and gas and power generation markets drove the growth in sales

1 Generally Accepted Accounting Principles

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service diesel and natural gas engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins currently employs approximately 58,600 people worldwide and serves customers in approximately 190 countries and territories through a network of approximately 500 company-owned and independent distributor locations and approximately 7,500 dealer locations. Press releases can be found on the Web at www.cummins.com. Follow Cummins on Twitter at www.twittter.com/cummins and on YouTube at www.youtube.com/cumminsinc.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our forecasts, guidance, preliminary results, expectations, hopes, beliefs and intentions on strategies regarding the future. These forward looking statements include, without limitation, statements relating to our plans and expectations for our revenues for the full year of 2018. Our actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to: the adoption and implementation of global emission standards; the price and availability of energy; the pace of infrastructure development; increasing global competition among our customers; general economic, business and financing conditions; governmental action; changes in our customers’ business strategies; competitor pricing activity; expense volatility; labor relations; and other risks detailed from time to time in our Securities and Exchange Commission filings, including particularly in the Risk Factors section of our 2016 Annual Report on Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.cummins.com in the Investor Relations section of our website.
Presentation of Non-GAAP Financial Information
EBIT and EBITDA are non-GAAP measures used in this release, and are defined and reconciled to what management believes to be the most comparable GAAP measures in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT and EBITDA are measures used internally to assess the performance of the operating units.

Webcast information
Cummins management will host a teleconference to discuss these results today at 10 a.m. EST. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.